Exhibit 4.14

TRADEMARK LICENSE AGREEMENT

The Trademark License Agreement (“this Agreement”) is made and entered into in Beijing, the People’s Republic of China (the “PRC”) by and among the following parties:

(1)
China National Offshore Oil Corporation, a company established and existing under the laws of the PRC, with registered address situated at No. 25, Chaoyangmenbei Dajie, Dongcheng District, Beijing, PRC (the “Licensor”);

(2)	CNOOC Limited, a company established and existing under the laws of Hong Kong, with registered address situated at One Garden Road, Hong Kong, PRC (the “1st Licensee”); and

(3)	CNOOC China Limited, a company established and existing under the laws of the PRC, with registered address situated at Petroleum New Village, Tangguh District, Tianjin PRC (the “2nd Licensee”).

WHEREAS:

1.
The Licensor has registered in the PRC a trademark with registration number 1221938 (the “Trademark”), and is the lawful owner of the Trademark (photocopy of the trademark registration certificates are attached in the Schedule of this Agreement) and is entitled to use the Trademark and enjoy the right to license other persons to use the Trademark;

2.	The 1st Licensee and the 2nd Licensee (collectively, the “Licensees”) wish to use the Trademark in their business operations and the Licensor consents to the Licensees using the Trademark.

THEREFORE, THE PARTIES HAVE REACHED AN AGREEMENT as follows:

1.
The Licensor authorizes the Licensees to use the Trademark in the trademark registration place in respect of the various services specified by the Trademark Bureau of the State Administration for Industry and Commerce of the People's Republic of China.

2.	The 1st Licensee and 2nd Licensee shall respectively pay to the Licensor trademark royalties of RMB 500 within 30 days after the execution of this Agreement.

3.	The Licensee shall, while using the Trademarks in situations suitable for declaration, declare that the Trademark is owned by the Licensor.

4.	Save with the prior written consent of the Licensor, the Licensees shall not authorize any third party to use the Trademark (except to their own subsidiaries).

5.
The Licensor and the Licensees hereby confirm that the license mentioned herein shall be non-exclusive, non-monopolized, non-geographically restricted general license, and the Licensor shall still be entitled to the ownership and right to use of the Trademark during the term of the license.

6.
If the Licensor proposes to transfer the Trademark to a third party (other than the Licensor’s subsidiaries), the Licensor shall give a 30-day prior written notice to the Licensee before the proposed transfer and the Licensees are entitled to enjoy the pre-emptive right. If the Licensees do not exercise the pre-emptive right, the Licensor shall ensure this Agreement shall remain effective after such transfer and such insurance shall be one of the conditions precedent for such transfer.

7.	The Licensor and the Licensees shall ensure the quality of any operation or service in relation to the Trademark in order to maintain the goodwill of the Trademark.

8.	Rights and Obligations of the Licensor and the Licensee

The Licensor shall be entitled to and assume the following rights and obligations:

a)
to undertake that it shall not make any change on the registration of the Trademark and it shall maintain the valid registration of the Trademark and the ownership and control of the Trademark during the term of the license. Unless the Licensees clearly expresses not to use the Trademark any longer, the Licensor is obliged before the expiry of the term of the Trademark to extend the term of the Trademark in time and to ensure that the Trademark be in a state of lawful registration at all times.

b)	to notify the Licensees and to provide the relevant information to the Licensees if the Licensor registers the Trademark figure in countries or regions outside the PRC.

c)	to supervise and inspect the use of the Trademark by the Licensees from time to time.

d)	to warrant that there is no and will not be any dispute or litigation or claim arising from the rights of any third party to use the Trademark within the territory in which the Trademark is registered which will cause damages or create legal obstacles to the use of the Trademark by the Licensees.

The Licensees shall be entitled to and assume the following rights and obligations:

a)	to use the Trademark within the specified period and scope, and to pay the trademark usage fee within the due date for payment in accordance with this Agreement.

b)	not to authorize any third party (except their own subsidiaries) to use the Trademark without the prior written license of the Licensor.

c)
to accept the supervision of the Licensor in respect of the use of the Trademark and to ensure the quality of the operations and services in relation to which the Trademark are used to comply with the quality of the state and/or the relevant ministries, and/or those commonly accepted in the same industry.

9.
Each party hereto shall forthwith inform the other two parties hereto of any event of infringement of the Trademark, and upon the receipt of the notice, the Licensor shall forthwith take legal measures to stop the said infringing acts, and the Licensees shall assist the Licensor in taking the aforesaid measures to stop the said infringing acts.

10.
In the event of any litigation or claim relating to the infringement of the trademark right of any third party arising from the use of the Trademark by the Licensees in accordance with the terms and conditions of this Agreement, the Licensees shall inform the Licensor in time. The Licensor undertakes to indemnify the Licensees any loss so incurred.

11.	This Agreement shall come into effect on September 9, 2009 upon the execution by the authorized representatives of each party hereto and shall remain in effect for a term of nine (9) years.

12.
Unless otherwise provided by the laws of the PRC, any party shall not be entitled to vary or terminate this Agreement without the unanimous written consent of the Licensor and the Licensees. Any party proposing to vary or terminate this Agreement shall give 6 mouths’ prior written notice to the other parties, and only upon agreement after negotiations shall this Agreement be varied or terminated.

13.	After this Agreement comes into effect, the Licensor shall conduct the registration and record procedures in accordance with the laws of the PRC and bear the relevant fees.

14.	The conclusion, validity, implementation and construction of this Agreement are governed by the laws of the PRC.

15.
Disputes arising from the execution and implementation of this Agreement shall be settled through friendly consultation. If consultation fails within 60 days after the dispute arises, the competent court of the PRC shall have exclusive jurisdiction over such dispute.

16.
Any notice made hereunder by one party to the other parties pursuant to this Agreement, shall be in writing and delivered to the addresses provided in this Agreement or such addresses, telex, cable or fax numbers which from time to time any party notifies the other parties in writing.

Any notice shall be delivered by hand, by mail or by telex, cable for fax. Any notice, if delivered by hand, shall be deemed to be served at the time of delivery; or is dispatched by mail, shall be deemed to be served on the date of collection stated in the receipt stub; or if dispatched by telex, cable or fax, shall be deemed to be served at the time the receipt code is received.

17.
Any matter which is not provided in this Agreement shall be separately negotiated among the parties and amended in writing. Any amendment shall be deemed to be an integral part of this Agreement and have the same legal force as this Agreement.

18.	The Schedule to this Agreement is an integral part of this Agreement and shall be binding upon the parties.

19.
This Agreement is written and executed in four originals with the equal force and effect. Three originals shall be delivered respectively to each party hereto and the fourth original shall be delivered to and filed with the Trademark Bureau for record.

China National Offshore Oil Corporation

Authorized Representative: (Signed)

Date:

CNOOC Limited

Authorized Representative: (Signed)

Date:

CNOOC China Limited

Authorized Representative: (Signed)

Date: